Leap Reports Second Quarter Results

- Highest Quarterly Adjusted OIBDA in Company History

- Service Revenues Increase Nearly 7 percent Year Over Year

- Customer Results Softer Than Anticipated

- Reduced FY12 Capital Expenditure Guidance

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO, Aug. 6, 2012 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported operational and financial results for the three and six months ended June 30, 2012. Service revenues for the second quarter of 2012 increased 6.7 percent over the prior year quarter to $751.3 million. The Company reported $190.8 million of adjusted operating income before depreciation and amortization (OIBDA) for the second quarter, an 18.8 percent increase over the prior year quarter. Second quarter 2012 operating income was $31.6 million compared to operating income of $12.3 million for the second quarter of 2011.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 493,000 gross customer additions for the second quarter of 2012 and approximately 289,000 net customer losses. Net customer losses were comprised of approximately 205,000 voice customers and 84,000 broadband customers. Customer churn for the second quarter of 2012 was 4.4 percent. In-footprint voice churn excluding PAYGo customers was essentially flat year-over-year at 3.4 percent.

"We are pleased to have delivered the Company's best-ever quarterly adjusted OIBDA, which drove an adjusted OIBDA margin increase of 260 basis points over the prior year and 850 basis points over first quarter 2012," said Doug Hutcheson, Leap's president and chief executive officer. "Second quarter customer results, however, were softer than anticipated. The Company's plan for the balance of 2012 is designed to position us to capture customer growth and improve operational performance. Over the coming weeks, we will be announcing significant enhancements to our higher-ARPU service plans to provide more alternatives and value at different price points. We'll also be making improvements to our customer experience and adding more desirable, high-quality handsets.

"At the same time, we remain focused on improving cash flows and financial performance. We are tightening our focus in our national retail channel by narrowing the number of retail locations and our marketing spend. In addition, we are reducing 2012 capital expenditures by approximately $80 million, principally by managing 3G network capacity investments, and are exploring cost-effective alternatives to deliver 4G services as we roll out LTE. We are also continuing to review alternatives to drive additional cash flow and value from our assets."

Financial Results and Operating Metrics (1)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Service revenues	$751.3	$704.1	6.7%	$1,525.3	$1,382.5	10.3%
Total revenues	$786.8	$760.5	3.5%	$1,612.4	$1,540.5	4.7%
Operating income (loss)	$31.6	$12.3	156.9%	$15.8	$(5.8)	372.4%
Adjusted OIBDA	$190.8	$160.7	18.8%	$321.3	$273.2	17.6%
Adjusted OIBDA as a percentage of service revenues	25%	23%	—	21%	20%	—
Net loss	$(46.0)	$(58.4)	—	$(140.3)	$(144.9)	—
Net loss attributable to common stockholders	$(41.6)	$(65.2)	—	$(140.0)	$(161.4)	—
Diluted net loss per share attributable to common stockholders	$(0.54)	$(0.85)	—	$(1.82)	$(2.11)	—
Gross customer additions(2)	492,720	622,863	(20.9)%	1,352,267	1,475,027	(8.3)%
Net customer additions (loss)	(289,270)	(103,140)	180.5%	(31,210)	227,434	(113.7)%
End of period customers	5,902,803	5,745,613	2.7%	5,902,803	5,745,613	2.7%
Weighted-average customers	5,992,047	5,766,438	3.9%	6,008,737	5,708,394	5.3%
Churn	4.4%	4.2%	—	3.8%	3.6%	—
End of period covered POPS	~95.4	~95.3	—	~95.4	~95.3	—
Average revenue per user (ARPU)	$41.64	$40.15	3.7%	$42.12	$39.75	6.0%
Cash cost per user (CCU)	$22.91	$21.83	4.9%	$23.73	$22.43	5.8%
Cost per gross addition (CPGA)	$296	$251	17.9%	$253	$217	16.6%
Cash purchases of property and equipment	$119.1	$93.3	27.7%	$265.4	$186.2	42.5%
Unrestricted cash, cash equivalents and short-term investments	$524.4	$724.0	(27.6)%	$524.4	$724.0	(27.6)%

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customer Activity

  End-of-period customers for the second quarter of 2012 were approximately 5,903,000, a 2.7 percent increase from end-of-period customers for the second quarter of 2011.
  The Company reported a net loss of approximately 289,000 customers for the second quarter of 2012, compared to a net loss of approximately 103,000 customers for the second quarter of 2011.
    Voice net customer losses reflect approximately 191,000 net voice customers lost inside Cricket's own network footprint and approximately 14,000 net voice customers lost outside of Cricket's network footprint.  Voice customer losses reflect lower gross additions, promotional activities that did not perform as expected and higher churn levels.
    Broadband net customer losses of approximately 84,000 customers reflect the Company's planned shift of network usage to higher-ARPU smartphones.
  Customer churn for the second quarter of 2012 was 4.4 percent, compared to 4.2 percent for the second quarter of 2011.
    Voice customer churn for the second quarter of 2012 was 4.0 percent, compared to 3.6 percent for the comparable period of the prior year, reflecting higher churn levels in certain national retail channels.
    Broadband customer churn for the second quarter of 2012 was 10.3 percent, compared to 9.9 percent for the comparable period of the prior year reflecting the planned shift of network usage to higher-ARPU smartphones.
  57 percent of the Company's new handset sales in the second quarter of 2012 were for smartphones and Muve Music-enabled devices and approximately 9 percent of the Company's voice customer base upgraded their handsets during the quarter.

Service Revenues and ARPU

  Service revenues for the second quarter increased to $751.3 million, a 6.7 percent increase over the comparable period of the prior year, primarily due to a 3.9 percent increase in weighted-average customers and continued uptake of the Company's higher-ARPU service plans.
  ARPU for the second quarter of 2012 was $41.64, an increase of $1.49 over the comparable period of the prior year.  The year-over-year increase in ARPU primarily reflects continued penetration of higher-value service plans, offset in part by the effect of certain customer retention activities.

Operating Expenses, Adjusted OIBDA & Financial Metrics

  Adjusted OIBDA for the second quarter of 2012 was $190.8 million, an increase of 18.8 percent over the comparable period of the prior year.  The year-over-year increase primarily reflects growth in the Company's service revenues.
  Second quarter 2012 operating income was $31.6 million, compared with operating income of $12.3 million for the comparable period of the prior year.  The year-over-year increase in operating income resulted primarily from growth in the Company's service revenues, offset by increased depreciation and amortization expense primarily associated with network upgrades.
  CCU for the second quarter of 2012 increased 4.9 percent over the prior year quarter to $22.91, primarily because of higher product costs, costs associated with the transition of the Company's supply chain vendor and upfront expenses related to cost reduction initiatives.
  CPGA for the second quarter of 2012 increased by 17.9 percent over the prior year quarter to $296, reflecting a year-over-year decrease in gross customer additions and costs associated with national retail channels.
  Net loss attributable to common stockholders for the second quarter of 2012 was $41.6 million, or $0.54 per diluted share, compared to a net loss attributable to common stockholders of $65.2 million, or $0.85 per diluted share, for the second quarter of 2011.

Capital Expenditures

  Capital expenditures during the second quarter of 2012 were $119.1 million.

Updated Business Outlook

  Total capital expenditures for 2012 are expected to be between $530 million and $560 million, including spending for the deployment of next-generation LTE network technology.
  The Company currently plans to offer next-generation LTE network technology services over the next two to three years to customers in at least two-thirds of its network footprint.
    The Company plans to cover approximately 21 million POPs with LTE network technology in 2012.
    The Company continues to explore cost-effective ways to deliver LTE services to its customers, including by deploying facilities-based coverage and/or by entering into possible partnerships or joint ventures with others.
  Aggregate capital expenditures for LTE deployment are expected to be less than $10 per covered POP.

Other Business & Operational Highlights

  Introduced the iPhone4 and iPhone4S in company-owned stores and select dealers in nearly 60 Cricket markets.
  Announced agreements to exchange spectrum between T-Mobile, Leap and their venture partners.
  Introduced the BlackBerry Curve 9350 Smartphone.
  Appointed Jerry Elliott as executive vice president and chief financial officer.

Webcast Information

As previously announced, Leap management will host a live webcast at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-951-1214 (domestic) or 1-212-231-2911 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://earnings.leapwireless.com.

More information about this event including a live webcast, the accompanying presentation slides and other supporting materials may be accessed by visiting http://earnings.leapwireless.com. These materials will be available for download at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today.

A replay of the conference call will be available for a limited time via webcast, MP3 or telephone and may be accessed by visiting http://earnings.leapwireless.com or dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21599263.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, expected customer activity, future capital expenditures and LTE deployment, pending spectrum transactions, competitiveness and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors' initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand, in particular demand for data services;
  our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to refinance our indebtedness under, or comply with the covenants in, any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on April 27, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of August 6, 2012, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Muve First, Muve Headliners, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)

	June 30, 2012	December 31, 2011
Assets	(Unaudited)
Cash and cash equivalents	$386,376	$345,243
Short-term investments	138,002	405,801
Inventories	117,137	116,957
Deferred charges	56,516	57,979
Other current assets	147,173	134,457
Total current assets	845,204	1,060,437
Property and equipment, net	1,946,547	1,957,374
Wireless licenses	1,605,256	1,788,970
Assets held for sale	390,682	204,256
Goodwill	31,886	31,886
Intangible assets, net	32,288	41,477
Other assets	66,796	68,290
Total assets	$4,918,659	$5,152,690
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$362,637	$460,278
Current maturities of long-term debt	21,911	21,911
Other current liabilities	231,711	256,357
Total current liabilities	616,259	738,546
Long-term debt, net	3,202,472	3,198,749
Deferred tax liabilities	354,459	333,804
Other long-term liabilities	178,058	172,366
Total liabilities	4,351,248	4,443,465
Redeemable non-controlling interests	89,894	95,910
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 79,419,622 and 78,924,049 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	8	8
Additional paid-in capital	2,179,948	2,175,436
Accumulated deficit	(1,701,738)	(1,561,417)
Accumulated other comprehensive loss	(701)	(712)
Total stockholders' equity	477,517	613,315
Total liabilities and stockholders' equity	$4,918,659	$5,152,690

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (1) (Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Service revenues	$751,285	$704,087	$1,525,283	$1,382,498
Equipment revenues	35,487	56,451	87,108	157,954
Total revenues	786,772	760,538	1,612,391	1,540,452
Operating expenses:
Cost of service (exclusive of items shown separately below)	256,555	244,870	517,866	480,815
Cost of equipment	171,673	182,677	419,520	412,472
Selling and marketing	77,247	87,161	172,801	197,013
General and administrative	94,892	92,079	184,591	187,488
Depreciation and amortization	154,483	136,137	301,026	262,811
Impairments and other charges	—	631	—	631
Total operating expenses	754,850	743,555	1,595,804	1,541,230
Loss on sale or disposal of assets, net	(333)	(4,646)	(801)	(4,995)
Operating income (loss)	31,589	12,337	15,786	(5,773)
Equity in net income (loss) of investees, net	(59)	1,010	134	2,189
Interest income	28	59	57	123
Interest expense	(66,983)	(61,923)	(134,025)	(120,742)
Other expense, net	—	(32)	—	(32)
Loss before income taxes	(35,425)	(48,549)	(118,048)	(124,235)
Income tax expense	(10,562)	(9,893)	(22,273)	(20,647)
Net loss	(45,987)	(58,442)	(140,321)	(144,882)
Accretion of redeemable non-controlling interests and distributions, net of tax	4,397	(6,769)	292	(16,540)
Net loss attributable to common stockholders	$(41,590)	$(65,211)	$(140,029)	$(161,422)
Loss per share attributable to common stockholders:
Basic	$(0.54)	$(0.85)	$(1.82)	$(2.11)
Diluted	$(0.54)	$(0.85)	$(1.82)	$(2.11)
Shares used in per share calculations:
Basic	77,206	76,497	77,116	76,436
Diluted	77,206	76,497	77,116	76,436
Other comprehensive loss:
Net loss	$(45,987)	$(58,442)	$(140,321)	$(144,882)
Net unrealized holding gains on investments, net of tax	10	—	12	9
Comprehensive loss	$(45,977)	$(58,442)	$(140,309)	$(144,873)

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (Unaudited and in thousands)

	Six Months Ended June 30,
	2012	2011
Operating activities:
Net cash provided by operating activities	$50,619	$101,639
Investing activities:
Acquisition of a business	—	(850)
Purchases of property and equipment	(265,412)	(186,186)
Change in prepayments for purchases of property and equipment	(1,940)	(2,953)
Purchases of wireless licenses and spectrum clearing costs	(2,712)	(2,845)
Proceeds from sale of wireless licenses and operating assets	1,420	468
Purchases of investments	(173,141)	(297,430)
Sales and maturities of investments	440,734	149,767
Change in restricted cash	(1,501)	(420)
Net cash used in investing activities	(2,552)	(340,449)
Financing activities:
Proceeds from issuance of long-term debt	—	396,772
Repayment of long-term debt	—	(15,089)
Payment of debt issuance costs	—	(6,680)
Proceeds from issuance of common stock, net	483	712
Proceeds from sale lease-back financing	—	23,891
Distributions made to joint venture partners	(5,230)	(2,268)
Other	(2,187)	(1,199)
Net cash provided by (used in) financing activities	(6,934)	396,139
Net increase in cash and cash equivalents	41,133	157,329
Cash and cash equivalents at beginning of period	345,243	350,790
Cash and cash equivalents at end of period	$386,376	$508,119

Supplementary disclosure of cash flow information:
Cash paid for interest	$(126,747)	$(102,328)
Cash paid for income taxes	$(3,943)	$(2,974)

Explanatory Notes to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates its non-controlling interest in Savary Island Wireless, LLC (Savary Island) in accordance with the authoritative guidance for the consolidation of variable interest entities because Savary Island is a variable interest entity and, among other things, the Company has entered into an agreement with Savary Island's other member which established a specified purchase price when it exercised its right to sell its membership interest to the Company. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three and six months ended June 30, 2012 and 2011 (unaudited; in thousands, except percentages):

	Three Months Ended June 30,
					Change from Prior Year
	2012	% of 2012 Service Revenues	2011	% of 2011 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$751,285		$704,087		$47,198	6.7%
Equipment revenues	35,487		56,451		(20,964)	(37.1)%
Total revenues	786,772		760,538		26,234	3.4%
Operating expenses:
Cost of service	256,555	34.1%	244,870	34.8%	11,685	4.8%
Cost of equipment	171,673	22.9%	182,677	25.9%	(11,004)	(6.0)%
Selling and marketing	77,247	10.3%	87,161	12.4%	(9,914)	(11.4)%
General and administrative	94,892	12.6%	92,079	13.1%	2,813	3.1%
Depreciation and amortization	154,483	20.6%	136,137	19.3%	18,346	13.5%
Impairments and other charges	—	—%	631	0.1%	(631)	(100.0)%
Total operating expenses	754,850	100.5%	743,555	105.6%	11,295	1.5%
Loss on sale or disposal of assets, net	(333)	—%	(4,646)	(0.7)%	4,313	(92.8)%
Operating income	$31,589	4.2%	$12,337	1.8%	$19,252	156.1%

	Six Months Ended June 30,
					Change from Prior Year
	2012	% of 2012 Service Revenues	2011	% of 2011 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$1,525,283		$1,382,498		$142,785	10.3%
Equipment revenues	87,108		157,954		(70,846)	(44.9)%
Total revenues	1,612,391		1,540,452		71,939	4.7%
Operating expenses:
Cost of service	517,866	34.0%	480,815	34.8%	37,051	7.7%
Cost of equipment	419,520	27.5%	412,472	29.8%	7,048	1.7%
Selling and marketing	172,801	11.3%	197,013	14.3%	(24,212)	(12.3)%
General and administrative	184,591	12.1%	187,488	13.6%	(2,897)	(1.5)%
Depreciation and amortization	301,026	19.7%	262,811	19.0%	38,215	14.5%
Impairments and other charges	—	—%	631	—%	(631)	(100.0)%
Total operating expenses	1,595,804	104.6%	1,541,230	111.5%	54,574	3.5%
Loss on sale or disposal of assets, net	(801)	(0.1)%	(4,995)	(0.4)%	4,194	(84.0)%
Operating income (loss)	$15,786	1.0%	$(5,773)	(0.4)%	$21,559	373.4%

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2)

ARPU is service revenues, less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Our customers are generally disconnected from service after a specified period following their failure to either pay a monthly bill or replenish, or "top-up," their account. Because our calculation of weighted-average number of customers includes customers who are not currently paying for service but who have not yet been disconnected from service because they have not paid their last bill or have not replenished their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Service revenues	$751,285	$704,087	$1,525,283	$1,382,498
Less pass-through regulatory fees and telecommunications taxes	(2,678)	(9,455)	(6,815)	(20,914)
Total service revenues used in the calculation of ARPU	$748,607	$694,632	$1,518,468	$1,361,584
Weighted-average number of customers	5,992,047	5,766,438	6,008,737	5,708,394
ARPU	$41.64	$40.15	$42.12	$39.75

(3)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Selling and marketing expense	$77,247	$87,161	$172,801	$197,013
Less share-based compensation expense included in selling and marketing expense	(616)	(261)	(639)	(308)
Plus cost of equipment	171,673	182,677	419,520	412,472
Less equipment revenue	(35,487)	(56,451)	(87,108)	(157,954)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(66,932)	(56,920)	(163,029)	(131,044)
Total costs used in the calculation of CPGA	$145,885	$156,206	$341,545	$320,179
Gross customer additions	492,720	622,863	1,352,267	1,475,027
CPGA	$296	$251	$253	$217

(4)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cost of service	$256,555	$244,870	$517,866	$480,815
Plus general and administrative expense	94,892	92,079	184,591	187,488
Less share-based compensation expense included in cost of service and general and administrative expense	(3,813)	(6,685)	(3,096)	(10,217)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	66,932	56,920	163,029	131,044
Less pass-through regulatory fees and telecommunications taxes	(2,678)	(9,455)	(6,815)	(20,914)
Total costs used in the calculation of CCU	$411,888	$377,729	$855,575	$768,216
Weighted-average number of customers	5,992,047	5,766,438	6,008,737	5,708,394
CCU	$22.91	$21.83	$23.73	$22.43

(5)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

it does not reflect capital expenditures;

  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have  to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

it does not reflect costs associated with share-based awards exchanged for employee services;

it does not reflect the interest expense necessary to service interest or principal payments on indebtedness;

it does not reflect expenses incurred for the payment of income taxes and other taxes; and

other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating income (loss)	$31,589	$12,337	$15,786	$(5,773)
Plus depreciation and amortization	154,483	136,137	301,026	262,811
OIBDA	$186,072	$148,474	$316,812	$257,038
Plus loss on sale or disposal of assets, net	333	4,646	801	4,995
Plus impairments and other charges	—	631	—	631
Plus share- based compensation expense	4,429	6,946	3,735	10,525
Adjusted OIBDA	$190,834	$160,697	$321,348	$273,189

CONTACT: Greg Lund, Media Relations, +1-858-882-9105, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com